Exhibit 23.1


                          Independent Auditors' Consent
                          -----------------------------


The Board of Directors
Kansas City Southern:

We consent to the use of our report dated March 19, 2004 with respect to the consolidated balance sheets of Kansas City Southern and subsidiaries as of December 31, 2003 and 2002, and the related consolidated statements of income, changes in stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 2003, incorporated herein by reference and to the reference to our firm under the heading "Experts" in the prospectus. The financial statements of Grupo Transportacion Ferroviaria Mexicana, S.A. de C.V. (Grupo TFM), a 46.6% owned investee company, as of and for the year ended December 31, 2003 and for the year ended December 31, 2001 were audited by other auditors whose reports have been furnished to us, and our opinion, insofar as it relates to the amounts included for Grupo TFM as of and for the year ended December 31, 2003 and the year ended December 31, 2001, is based solely on the reports of other auditors.

Our report  refers to the  adoption by the  Company of  Statement  of  Financial
Accounting Standards No. 143, ACCOUNTING FOR ASSET RETIREMENT OBLIGATIONS, effective January 1, 2003.


/s/ KPMG LLP

Kansas City, Missouri
May 14, 2004